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EXHIBIT 23.1(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-3 of our reports dated i) March 26, 1998, except as to Notes M and N as to which the dates are June 30, 1998 and July 21, 1998, respectively on our audit of the financial statements of Family Golf Centers, Inc. and subsidiaries and ii) March 26, 1998 except as to Notes B and P as to which the dates are June 30, 1998 and July 21, 1998, respectively, on our audit of the supplemental financial statements of Family Golf Centers, Inc. and subsidiares as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".

/s/ Richard A. Eisner & Company, LLP

New York, New York
July 21, 1998